THIS NOTE AND THE SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH LAWS AND, IF REQUESTED BY THE MAKER, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE MAKER THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS.

THIS NOTE IS SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS IN REGARD TO ITS TRANSFER AS PROVIDED IN THE PROVISIONS OF THAT CERTAIN SECURITIES PURCHASE AGREEMENT DATED AS OF FEBRUARY 12, 2003 BY AND BETWEEN THE MAKER AND WARBURG PINCUS PRIVATE EQUITY VIII, L.P., A COPY OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE MAKER.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE
$20,000,000.00	February 12, 2003

FOR VALUE RECEIVED, Wellman, Inc., a Delaware corporation (the "Maker"), hereby unconditionally promises to pay to the order of Warburg Pincus Private Equity VIII, L.P. ("Warburg") or its assigns (the "Holder" or the "Lender"), having an address at 466 Lexington Avenue, New York, NY 10017, at such address or at such other place as may be designated in writing by the Holder, on the Maturity Date (as defined below) the original aggregate principal sum of Twenty Million Dollars ($20,000,000.00), together with (a) interest on the unpaid principal balance of this Note accreting, during the period prior to the fifth anniversary hereof at a rate per annum equal to 8.775% (computed on the basis of the actual number of days elapsed in a 365-day year) compounded annually, to an aggregate principal amount as of such fifth anniversary of Thirty Million, Four Hundred Fifty-Six Thousand, One Hundred Eighty-Two Dollars ($30,456,182.00) (assuming no election to receive cash interest in lieu of accretion, as provided herein, and no conversion of any portion hereof as hereinafter provided) (such amount so accreted, after giving effect to any election to receive cash interest in lieu of accretion, at any time and from time to time, the "Accreted Value") and (b) accrued interest on the Accreted Value as provided in the next sentence, provided, however, that until the fifth anniversary of the date hereof, the Holder shall have the right to elect to receive, by giving written notice to the Maker at least 60 days prior to each anniversary hereof up to 40% of the annual accretion in cash (the amount so elected, the "Elected Cash Portion"), payable on each of the anniversaries hereof for which such an election is made, in lieu of the comparable amount of accretion (such cash interest actually received, the "Cash Interest"), provided the Holder shall not be entitled to receive Cash Interest in excess of the amount of interest the Maker is then permitted to pay pursuant to the terms of the Senior Credit Facility. After the fifth anniversary of the date hereof, interest shall continue to accrue thereafter on the Accreted Value of the Note as of such date at the rate of 10.38% per annum until this Note is exchanged or converted in accordance with Section 3 hereof or paid in full.

    Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

    "Adjustment Date" shall mean the fourth anniversary of the date hereof.

    "Annualized EBITDA" shall mean, with respect to any date, EBITDA (as defined on Schedule 1.21 of the Purchase Agreement) for the four calendar quarters prior to such date.

    "Average Price" shall mean, with respect to any day, the volume-weighted average price of the Common Stock on the NYSE for the sixty (60) consecutive trading days prior to such day (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such 60 trading day period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. (the "NASD") selected by the Maker or, if the shares of Common Stock are not publicly traded, the Private Value).

    "Base Date" shall mean (a) a date, selected by the Holders of a majority in aggregate principal amount of the Notes (as defined below) in their sole discretion, that is a trading day and is no more than twenty (20) trading days prior to the Adjustment Date, provided that such Holders shall have given the Maker written notice of the date they selected as the Base Date at least one (1) day prior to the date so selected or (b) if no date is so selected by such Holders prior to the Adjustment Date, the Adjustment Date.

    "Board of Directors" shall mean the Maker's Board of Directors.

    "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in the State of New York are legally authorized to close.

    "Cash Earnings per Share" shall mean, for any period, the quotient of (x) the sum of (A) the net earnings of the Maker from continuing operations and (B) sixty-five percent (65%) of any depreciation and amortization of the Maker, each as publicly reported on the Maker's consolidated statement of cash flows prepared in accordance with GAAP and (y) the diluted weighted average common shares outstanding, as such share amount is publicly reported on the Maker's consolidated statements of operations prepared in accordance with GAAP.

    "Certificate of Incorporation" shall mean the Maker's Restated Certificate of Incorporation, as amended to the date hereof, assuming the filing of the Charter Amendment with the Secretary of State of the State of Delaware.

    "Change in Control" shall mean (i) a consolidation, merger, reorganization or other form of acquisition of or by the Maker in which the Maker's stockholders immediately prior to the transaction retain less than 50% of the voting power of or economic interest in the surviving or resulting entity (or its parent), (ii) a sale of the Maker's assets in excess of a majority of the Maker's assets (valued at fair market value as determined in good faith by the Board of Directors), or (iii) the individuals who were directors of the Maker as of the date hereof (together with any new directors whose election or appointment was approved by the directors then in office who were either directors as of the date hereof or whose election or appointment was previously approved) ceasing to constitute a majority of the Board of Directors or the board of directors of the surviving or resulting entity (or its parent).

    "Charter Amendment" shall have the meaning given such term in the Purchase Agreement.

    "Common Stock" shall mean the Maker's common stock, par value $.001 per share.

    "Conversion Event" shall mean the first to occur of the following: (a) following the Adjustment Date, the first date upon which the highest price of the Common Stock on the NYSE (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such trading day in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Maker or, if the shares of Common Stock are not publicly traded, the Private Value) is at least 110% of the lowest price on the NYSE on the Base Date (or, if not listed or admitted to trading on any national securities exchange, the average of the lowest reported bid and asked prices on the Base Date in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Maker or, if the shares of Common Stock are not publicly traded, the Private Value); or (b) the date on which the Maker publicly reports or announces that its Cash Earnings per Share for the four calendar quarters ending prior to such report or announcement are or will be less than $1.50; or (c) the date on which the Maker publicly reports or announces that it has taken or will take an extraordinary charge or charges in any calendar year that have or are expected to result in cash payments of more than $50 million; or (d) the date on which a majority of the directors (excluding the Warburg Directors (as defined below)) shall have adopted a resolution declaring that a Conversion Event shall have occurred; or (e) the date on which the Maker enters into an agreement providing for a Change in Control or the date on which a Change in Control occurs; or (f) the date an Event of Default occurs.

    "Extraordinary Dividend" shall have the meaning set forth in the Certificate of Incorporation.

    "GAAP" means U.S. generally accepted accounting principles.

    "Initial Issuance Date" shall mean the date this Note is first issued to any Holder thereof.

    "Market Price" shall mean, with respect to any day, the volume weighted average price of a share of Common Stock on the trading day preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices on such trading day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Maker or, if the shares of Common Stock or securities are not publicly traded, the Private Value.

    "Material Subsidiary" shall mean Fiber Industries, Inc., Prince, Inc. and Wellman of Mississippi, Inc., each a Delaware corporation and indirect wholly-owned subsidiaries of Maker.

    "Maturity Date" shall mean either (i)February 12, 2009, (ii) such earlier date on which this Note becomes due and payable, or (iii) provided that the Holder shall have given written notice to the Maker at least 30 business days prior to February 12, 2009 of its election to extend the Maturity Date beyond February 12, 2009, such later date as the Holder shall request in its sole discretion.

    "NYSE" shall mean the New York Stock Exchange, Inc.

    "New Security Market Price" shall mean, with respect to any day, the volume weighted average price of a share of Common Stock for the trading day preceding such day on the principal national securities exchange on which the shares of Common Stock or securities are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices on such trading day in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the NASD selected by the Maker or, if the shares of Common Stock or securities are not publicly traded, the Private Value.

    "Number of Shares Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus, after a Conversion Event, the number of shares of Common Stock issuable upon conversion of the Notes (without regard to the provisions of Sections 4(i) and (j) unless the Conversion Price has been actually adjusted pursuant to such sections), plus the number of shares of Common Stock issuable upon the conversion or exercise in full of all Convertible Securities and Options, each as defined below, (including Convertible Securities and Options outstanding on the date hereof) whether or not the Convertible Securities or Options are convertible into or exercisable for Common Stock at such time, but shall not include (a) any shares of Common Stock or Convertible Securities in the treasury of the Maker or held for the account of the Maker or any of its subsidiaries, and (b) any shares of Common Stock issued or reserved for issuance under stock option, restricted stock, retirement or executive ownership plans to the extent that such shares or Options to purchase such shares are issued or granted after the date hereof.

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

    "Preferred Conversion Date" shall mean the date of the Second Closing.

    "Preferred Stock" shall mean the shares of Series A Convertible Preferred Stock, par value $.001 per share, of the Maker.

    "Private Value" shall mean the fair market value of a share of Common Stock determined jointly by the Maker and the Holder; provided, however, that if such parties are unable to reach agreement within a reasonable period of time, the Private Value shall be determined in good faith by an independent investment banking firm selected jointly by the Maker and the Holder or, if that selection cannot be made within 20 days, by an independent investment banking firm selected by the American Arbitration Association in accordance with its rules.

    "Proposals" shall have the meaning set forth in the Purchase Agreement.

    "Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of February 12, 2003, between the Maker and Warburg, as modified or amended from time to time.

    "Senior Credit Facility" shall mean the Alternate Senior Credit Facility (as defined in the Purchase Agreement), as the same shall be amended from time to time and any renewals, refinancings, replacements or refundings thereof.

    "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.001 per share, of the Maker.

    "Special Meeting" shall mean the special meeting of stockholders of the Maker to be called by the Maker for the purpose of approving the Proposals.

    Purchase Agreement. This Convertible Subordinated Promissory Note (this "Note") is one of the promissory notes of the Maker (the "Notes") referred to in the Purchase Agreement and may be transferred or assigned only in accordance with the terms thereof. The Note is subject to the terms and conditions of the Purchase Agreement. The Maker agrees to issue from time to time replacement Notes in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity (with surety if reasonably required) in form and substance reasonably satisfactory to the Maker, the Maker also agrees to issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.
    Exchange or Conversion.
      Conversion into Preferred Stock. On the Preferred Conversion Date, all outstanding principal (including accretion up to but excluding the Preferred Conversion Date) on this Note shall immediately and automatically be exchanged for the number of shares of Preferred Stock (rounded to the nearest whole share) obtained by dividing the Accreted Value as of the Preferred Conversion Date by the Conversion Price (as defined below)
      Conversion into Common Stock at the Option of the Holder. Subject to the provisions of Section 3(c) and to the receipt of any required governmental approvals including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), this Note (or any portion hereof) may be converted at any time, at the option of the Holder, into the number of fully-paid and nonassessable shares of Common Stock obtained by dividing the aggregate Accreted Value of the Note (or portion thereof to be converted) plus any accrued and unpaid interest thereon, at such time, by $11.25, subject to adjustments as provided in Section 4 (the "Conversion Price"), provided, however, that this Note may not be converted to Common Stock unless (i) a Conversion Event has occurred, (ii) the Average Price on the conversion date is at least $23.00 or (iii) the Board of Directors shall have consented to the conversion of all or any portion of this Note (whether limited to a conversion during a specified period or at any time). The number of shares of Common Stock into which the Notes are convertible is referred to herein as the "Conversion Rate". The Conversion Price and the Conversion Rate, from time to time in effect, are subject to adjustment as hereinafter provided.
      Limitation. In the event the Proposal has not been approved by the Maker's stockholders at the Special Meeting and the conversion of this Note would result in the total number of shares of Common Stock issued or issuable pursuant to the securities issued under the Purchase Agreement (the "Securities") exceeding 19.99% of the Maker's shares of Common Stock issued and outstanding on the date of the Purchase Agreement as determined in accordance with the rules of the NYSE (the "Maximum Number"), then upon any conversion of this Note that in the Maker's good faith judgment would result in the total number of shares of Common Stock issued and issuable under the Securities exceeding the Maximum Number, the Maker shall, in lieu of issuing Excess Shares (as defined below), make a cash payment (the "Payment") to the Lender equal to the difference between (i) the Market Price on the date of conversion, multiplied by the number of shares which if issued in such conversion, as determined by the Maker in good faith, would result in the total number of shares of Common Stock issued and issuable under the Securities exceeding the Maximum Number (such number of shares in excess of the Maximum Number, the "Excess Shares") and (ii) the Conversion Price multiplied by the number of Excess Shares, such Payment to be made by the Maker to the Lender promptly following the exercise of the conversion right as to such Excess Shares; provided that no such payment shall be required to be made prior to July 31, 2006 if and to the extent such payment is prohibited by the Senior Credit Facility; and provided further that if such payment is not made promptly following the exercise of such conversion right, interest shall accrue on the amount of such payment at a rate per annum equal to 8.775% (but no such interest shall be paid if and to the extent prohibited by the Senior Credit Facility).
      Mandatory Conversion into Common Stock.
        If the closing price of the Common Stock on the NYSE exceeds 125% of the Conversion Price in effect for any thirty (30) consecutive trading days at any time after the fifth anniversary hereof (any such period, a "Measurement Period") (or, if not listed or admitted to trading on any national securities exchange, the average of the reported bid and asked prices during such Measurement Period in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by another member of the NASD, selected by the Maker or, if the shares of Common Stock are not publicly traded, the Private Value), the Maker may, subject to the provisions of Section 3(c) and to the receipt of any required governmental approvals, including the expiration or termination of any applicable waiting period under the HSR Act, require the Holder to convert the Notes into the number of shares of Common Stock obtained by dividing the Accreted Value by the Conversion Price then in effect.
        All Holders will be given at least ten (10) Business Days' prior written notice by the Maker of the date fixed and the place designated for such mandatory conversion pursuant to this Section 3(d) provided that such written notice must be provided to such Holders not later than ten (10) Business Days after the end of the Measurement Period that is the basis for requiring the conversion of the Notes. On or before the date fixed for conversion, each Holder shall surrender his or its Notes at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 3(d) and the amount of cash as provided in Section 3(c) in respect of any Payment in lieu of Excess Shares.
        As soon as practicable after the date of such mandatory conversion and the surrender of the Notes as aforesaid, the Maker shall cause to be issued and delivered to such Holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, cash as provided in Section 3(c) in respect to any Payment in lieu of Excess Shares and cash as provided in Section 3(g) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.
      Notices of Adjustments. Whenever the Conversion Rate and Conversion Price of the Notes shall be adjusted as provided in Section 4, the Maker shall as promptly as practicable provide the Holder with a statement, signed by the Chief Executive Officer, President, any Vice President or Treasurer of Maker, showing in reasonable detail the facts requiring such adjustment and the Conversion Rate that will be effective after such adjustment.
      Authorized Stock.
        The Maker shall at all times when the Notes shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion or exchange of the Notes, such number of its duly authorized shares of Common Stock (other than any Excess Shares) and following the approval of the Proposal by the Maker's stockholders, the Preferred Stock as shall from time to time be sufficient to effect the applicable conversion or exchange of all outstanding Notes. Before taking any action that would cause an adjustment reducing the Conversion Price of the Notes below the then par value of the shares of Common Stock issuable upon conversion of such Notes, the Maker will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Maker may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.
        If at the time of conversion of this Note into shares of Preferred Stock or Common Stock or exchange of this Note for shares of Preferred Stock, as the case may be, there are insufficient authorized shares of Common Stock or Preferred Stock, as the case may be, to permit conversion or exchange of this Note in full (other than any Excess Shares and it being understood that authorization to issue the Preferred Stock is subject to the approval of the Proposal by the Maker's stockholders), then the Maker shall take all corporate action necessary to authorize a sufficient number of shares of Common Stock or Preferred Stock to permit such conversion or exchange in full.
      Fractional Shares. No fractional shares of Common Stock or Preferred Stock will be issued upon conversion or exchange of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Maker will pay to the Holder in cash the amount of the unconverted Accreted Value of this Note that would otherwise be converted into or exchanged for such fractional share.
      Partial Conversion. In the event of a partial conversion of a Note, Maker, at its expense, will forthwith issue to the Holder or Holders thereof a new Note or Notes of like tenor representing the portion of the Note that has not been converted, such Note or Notes to be issued in the name of the Holder thereof or its nominee.
      Surrender of Note. Upon conversion or exchange of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Maker or any transfer agent of the Maker. Such conversion or exchange shall be deemed to have been made at such time of surrender. At its expense, the Maker will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion or exchange, together with a check payable to the Holder for any Payment and other cash amounts payable as described herein. Upon conversion of this Note and payment of any applicable Payment and for fractional shares as provided above, the Maker will be forever released from all of its payment obligations and liabilities under this Note with regard to that portion of the Accreted Value being converted or exchanged. The Maker agrees that the shares so acquired shall be deemed to be issued to the Holder as the record owner of such shares as of close of business on the date on which this Note shall have been surrendered.
    Conversion Price and Other Adjustments.
      In order to protect against dilution of the rights granted to the Holders of the Notes hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Section 4. Except as provided in Sections 4(c) and 4(d) hereof, if and whenever on or after the date hereof, the Maker shall issue or sell, or shall in accordance with paragraphs (i) to (ix) of Section 4(b), inclusive, be deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the New Security Market Price immediately prior to such issue or sale or if such issue or sale is pursuant to any contract or agreement (excluding Options (as defined below)), the New Security Market Price as of the date the Maker became legally bound to issue or sell, then, forthwith upon such issue or sale (the "Triggering Transaction"), the Conversion Price in effect immediately prior to the time of such Triggering Transaction shall (subject to (i) to (ix) of Section 4(b)), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such Triggering Transaction by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction multiplied by the New Security Market Price immediately prior to such Triggering Transaction plus (y) the consideration received by the Maker upon such Triggering Transaction, and the denominator of which shall be the product of (x) the Number of Shares Outstanding immediately prior to such Triggering Transaction plus the number of shares issued or deemed to be issued pursuant to Section 4(b) in such Triggering Transaction, multiplied by (y) the New Security Market Price immediately prior to such Triggering Transaction.
      For purposes of determining the adjusted Conversion Price under Section 4(a), the following paragraphs (i) to (ix), inclusive, shall be applicable:
        In case the Maker, at any time after the Initial Issuance Date, shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Maker as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Maker upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the New Security Market Price immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options (including, without limitation, by means of accretion or accrual of interests or dividends) or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Maker for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in paragraph (iii) below.
        In case the Maker, at any time after the Initial Issuance Date, shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Maker as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Maker upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the New Security Market Price immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Maker for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in paragraph (iii) below.
        If the additional consideration payable upon the exercise of any Options referred to in paragraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in paragraphs (i) or (ii), or the rate at which any Convertible Securities referred to in paragraphs (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions providing for a weighted average anti-dilution adjustment, whether based on issuances at below the applicable conversion or exercise price or below market value), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.
        On the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities as to which an adjustment to the Conversion Price was made pursuant to paragraph (i) or (ii) above, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.
        In case any Options shall be issued in connection with the issue or sale of other securities of the Maker, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for the consideration determined in good faith by the Board of Directors to be attributable to such Options.
        In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Maker therefor. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Maker shall be the fair value of such consideration as determined in good faith by the Board of Directors. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Maker is the surviving corporation (including the assumption or exchange of Options and Convertible Securities of the non-surviving corporation), the amount of consideration received by the Maker therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributed by the Board of Directors in good faith to such Common Stock, Options or Convertible Securities, as the case may be. The consideration received by the Maker in connection with the issuance and sale or deemed issuance and sale of any Common Stock, Options or Convertible Securities shall be computed based upon the total consideration received or determined to be received by the Maker in accordance with the terms hereof before giving effect to any customary underwriting discounts or commissions, placement agency fees or other customary transaction expenses typically borne by an issuer but after giving effect to any other discounts or fees.
        The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Maker, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Section 4(b).
        In case the Maker shall declare a dividend or make any other distribution upon the stock of the Maker payable in Options or Convertible Securities, then, unless the Holder of this Note receives its pro rata share of such dividend or distribution, any Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.
        For purposes of this Section 4(b), in case the Maker shall take a record of the holders of its stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.
      In case the Maker shall at any time (A) subdivide the outstanding Common Stock or (B) issue a dividend on its outstanding Common Stock payable in shares of Common Stock, the applicable Conversion Rate in effect immediately prior to such dividend or subdivision shall be proportionately increased by the same ratio as the subdivision or dividend (with appropriate adjustments to the Conversion Price in effect immediately prior to such subdivision or dividend). In case the Maker shall at any time combine its outstanding Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination (with appropriate adjustments to the Conversion Price in effect immediately prior to such combination).
        If any Change in Control shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of the consummation of such Change in Control, lawful and adequate provision shall be made whereby each Holder shall have the right to acquire and receive upon conversion of the Notes, which right shall be prior to the rights of the holders of the Common Stock, such shares of stock, securities, cash or other property issuable or payable (as part of any reorganization, reclassification, consolidation, merger or sale in connection with the Change in Control) with respect to or in exchange for such number of outstanding shares of Common Stock as would have been received upon conversion of the Notes at the Conversion Price then in effect (the "Change in Control Consideration").
        The Maker will not effect any such Change in Control unless prior to the consummation thereof the successor corporation (if other than the Maker) resulting from such Change in Control or, in the case of a sale of the Maker's assets which constitutes a Change in Control, the corporation purchasing such assets shall assume by written instrument mailed or delivered to the Holders, the Notes and the obligation to deliver to each such Holder such Change in Control Consideration such Holder may be entitled to purchase in accordance with the foregoing provisions, unless such Holder has elected to continue to hold such Holder's Notes pursuant to Section 10(b).
      The provisions of this Section 4 shall not apply to the following shares of Common Stock issued, issuable or deemed outstanding under paragraphs (i) to (ix) of Section 4(b) inclusive: (A) shares of Common Stock issuable upon conversion of the shares of Preferred Stock and Series B Preferred Stock, (B) the Warrants (as defined in the Purchase Agreement) and shares of Common Stock issued or issuable upon exercise thereof, (C) warrants issued to lenders of non-convertible debt and the Common Stock issuable upon exercise thereof, provided such warrants do not exceed, in the aggregate, 5% of the issued and outstanding shares of Common Stock and the terms thereof have been approved by the Board of Directors, (D) shares of Common Stock issued in consideration for bona fide acquisitions, mergers, joint ventures or similar transactions provided that the terms thereof are approved by the Board of Directors, (E) shares of Common Stock issued or issuable pursuant to any stock option, restricted stock, retirement, stock purchase or similar plan or arrangement for the benefit of the employees, directors or consultants of the Maker or its subsidiaries, duly adopted by the Board of Directors and (F) shares of Common Stock issued in a bona fide underwritten public offering underwritten by a nationally recognized investment bank pursuant to an effective registration under the Securities Act of 1933, as amended, or any similar federal statute then in force.
      If at any time or from time to time on or after the date hereof, the Maker shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Section 4(a) hereof, then each Holder that did not have an adjustment made to its Conversion Price shall be entitled to acquire (within thirty (30) days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such Holder of the notice concerning Purchase Rights to which such Holder shall be entitled under Section 4(b)) upon the terms applicable to such Purchase Rights either:
        the aggregate Purchase Rights which such Holder could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of such Notes (assuming a Conversion Event had occurred) immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising Holders as soon as possible after such exercise and it shall not be necessary for the exercising Holder specifically to request delivery of such rights; or
        in the event that any such Purchase Rights shall have expired or shall expire prior to the end of said thirty (30) day period, the number of shares of Common Stock or the amount of property which such Holder could have acquired upon such exercise at the time or times at which the Maker granted, issued or sold such expired Purchase Rights.
      If any event occurs as to which, in the opinion of the Board of Directors, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4(c) hereof and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Section 4(c) hereof.
      The Conversion Price will be reduced on the Adjustment Date as set forth in this Section 4(h), if the Average Price on the Adjustment Date is less than $23.00 per share (the "Target Price"). In the event an adjustment to the Conversion Price is required to be made pursuant to this Section 4(h), it shall be made as follows: the Conversion Price then in effect will be reduced by an amount equal to the excess of the Target Price over the Average Price on the Adjustment Date; provided, however, that in no event shall the Conversion Price be reduced by more than a total of $4.50 per share pursuant to this Section 4(h) and Section 4(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).
      The Conversion Price will be reduced on the first (but not any subsequent) Change in Control consummated prior to the Adjustment Date (the date of such consummation, the "Change in Control Date"), as set forth in this Section 4(i), if the Average Price (calculated on the basis of thirty (30) trading days rather than sixty (60) trading days for purposes of this Section 4(i)) on the Change in Control Date is less than (i) $14.00 per share in the case of a Change in Control consummated on or prior to the first anniversary of the date hereof, (ii) $17.00 per share in the case of a Change in Control consummated after the first anniversary of the date hereof but on or prior to the second anniversary thereof, (iii) $20.00 per share in the case of a Change in Control consummated after the second anniversary of the date hereof but on or prior to the third anniversary of the date hereof, or (iv) $23.00 per share in the case of a Change in Control consummated after the third anniversary of the date hereof but on or prior to the Adjustment Date (each such price, a "Change in Control Target Price"), the Conversion Price then in effect will be reduced by an amount equal to the excess of the applicable Change in Control Target Price over the Average Price on the Change in Control Date; provided, however, that in no event shall the Conversion Price be reduced by more than a total of $4.50 per share pursuant to Sections 4(h) and 4(i) (subject to appropriate adjustments for stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events).
      For the ninety (90) day period prior to the Adjustment Date or the Change in Control Date, as the case may be, the Maker shall not, directly or indirectly, repurchase or acquire more than 200,000 shares of Common Stock or such greater number as agreed upon by the holders of a majority of the Accreted Value of the Notes then outstanding, whether by means of open market repurchases, tender offer or otherwise, nor shall it announce any intention to do so.
      In the event that:
      the Maker shall declare any Extraordinary Dividend upon its Common Stock, or the Maker shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or there shall be a Change in Control;

then, in connection with such event, the Maker shall give to the Holder:

(A) at least twenty (20) days' prior written notice of the date on which the books of the Maker shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Change in Control; and

(B) in the case of any Change in Control, to the extent possible, at least twenty (20) days' prior written notice of the date when the same shall take place.

Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date, if any, on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Change in Control. Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holder at the address of the Holder as shown on the books of the Maker.

5. Note Subordinate to Senior Indebtedness.

(a) The Maker covenants and agrees, and each Holder of this Note, by its acceptance thereof, likewise covenants that the indebtedness represented by this Note and the payment of the principal of, premium, if any, and interest on this Note and all other obligations of Maker to the Holder of this Note under this Note or the Purchase Agreement (the "Purchaser Obligations") are hereby expressly made subordinate and subject in right of payment as provided in this Section 5 to the indefeasible prior payment in full, in cash or in any other form acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, whether outstanding on the date hereof or hereafter incurred. This Section 5 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold Senior Indebtedness; and such provisions are made for the benefit of the holders of Senior Indebtedness; and such holders are made obligees hereunder and they or each of them may enforce such provisions.

(b) Payment Over of Proceeds Upon Dissolution, etc. In the event of (1) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Maker or to its creditors, as such, or to its assets, or (2) any liquidation, dissolution or other winding up of the Maker, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (3) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Maker (any of the foregoing, an "Insolvency Event"), then and in any such event:
      the holders of Senior Indebtedness shall be entitled to receive payment in full in cash, or in any other form acceptable to the holders of Senior Indebtedness, of all amounts due on or in respect of all Senior Indebtedness before the Holder of this Note is entitled to receive any payment or distribution of any kind or character on account of this Note or any other Purchaser Obligations; and
      any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the Holder of this Note would be entitled but for the provisions of this Section 5 shall be paid by the liquidating trustee or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make indefeasible payment in full in cash or in any other form acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness; and
      in the event that, notwithstanding the foregoing provisions of this Section 5, the Holder of this Note shall have received any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, in respect of principal, premium, if any, and interest on this Note or any other Purchaser Obligations before all Senior Indebtedness is indefeasibly paid in full, then and in such event such payment or distribution shall be held by the recipient thereof in trust for the holders of the Senior Indebtedness and shall be paid over or delivered forthwith to such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full in cash or in any other form acceptable to the holders of Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

The consolidation of the Maker with, or the merger of the Maker with or into, another Person or the liquidation or dissolution of the Maker following the sale, assignment, conveyance, transfer, lease or other disposal of all or substantially all of the Maker's properties or assets to another Person upon the terms and conditions set forth in Section 5 shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Maker for the purposes of this Section 5.

(c) Suspension of Payment When Senior Indebtedness in Default.

i. Unless Section 5(b) shall be applicable, upon the occurrence of a default in the payment of any Senior Indebtedness (a "Payment Default"), no payment or distribution of any assets of the Maker or any of its subsidiaries, of any kind or character shall be made by the Maker or any of its subsidiaries on account of principal of, premium, if any, or interest on, this Note or any other Purchaser Obligations or on account of the purchase, redemption, defeasance or other acquisition of or in respect of this Note unless and until such Payment Default shall have been cured or waived or shall have ceased to exist, after which the Maker shall resume making any and all required payments in respect of this Note, including any missed payments.

ii. Prior to the sixth anniversary of the Initial Issuance Date, unless Section 5(b) shall be applicable, if a default (whether or not any applicable notice has been given or grace or cure period expired) or event of default (other than a Payment Default) under any Senior Indebtedness (a "Non-Payment Default") has occurred and is continuing or would result therefrom, no payment or distribution of any assets of the Maker or any of its subsidiaries of any kind or character shall be made by the Maker or any of its subsidiaries on account of this Note or any other Purchaser Obligations or on account of the purchase, redemption, defeasance or other acquisition of or in respect of this Note unless and until such Non-Payment Default shall have been cured or waived or shall have ceased to exist and the making of such payment or distribution would not result in a Non-Payment Default, after which the Maker shall resume making any and all required payments in respect of this Note, including any interest payments.

iii. On or after the sixth anniversary of the Initial Issuance Date, unless Section 5(b) shall be applicable, upon (A) the occurrence of a Non-payment Default and (B) after receipt by the Maker from a holder or a representative of a holder of Designated Senior Indebtedness (a "Senior Representative") of written notice of such occurrence, no payment or distribution of any assets of the Maker or any of its subsidiaries of any kind or character shall be made by the Maker or any of its subsidiaries on account of any principal of, premium, if any, or interest on, this Note or any other Purchaser Obligations or on account of the purchase, redemption, defeasance or other acquisition of or in respect of this Note for a period ("Payment Blockage Period") commencing on the date of receipt by the Maker of such notice and continuing until the earliest of (subject to any blockage of payments that may then or thereafter be in effect under subsection (c)(i)) (x) 180 days having elapsed since receipt of such written notice by the Maker (provided no Payment Default shall then exist), (y) the date such Non-payment Default and all other Non-payment Defaults as to which notice is also given after such period is initiated shall have been cured or waived or shall have ceased to exist or the applicable Senior Indebtedness shall have been discharged or paid in full in cash or in any other form as acceptable to the holders of the Senior Indebtedness, or (z) the date on which such Payment Blockage Period (and all Non-payment Defaults as to which notice is given after such Payment Blockage Period is initiated) shall have been terminated by written notice to the Maker from the applicable Senior Representative, as the case may be, or from the holders of at least a majority of the applicable Designated Senior Indebtedness, after which, in each such case, the Maker shall promptly resume making any and all required payments in respect of this Note, including any missed payments. Notwithstanding any other provision of this Note, but subject to Section 5(b) and 5(c)(i) hereof, in no event shall a Payment Blockage Period extend beyond 180 days from the date of the receipt by the Maker of the notice referred to in clause (iii) of this subparagraph (c) and only one such Payment Blockage Period may be commenced with respect to Designated Senior Indebtedness within any 360 consecutive days. No Non-payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such Non-payment Default shall have been cured or waived for a period of not less than 90 consecutive days.

iv. In the event that the Holder of this Note receives any payment or distribution of assets of the Maker or any of its subsidiaries on account of any Purchaser Obligation at a time when such payment or distribution is prohibited by this Section 5, then and in such event such payment shall be held by the Holder of this Note in trust for the benefit of, and shall be paid over and delivered forthwith to, any Senior Representative (for the benefit of the holders of Senior Indebtedness) or, if no Senior Representative exists in respect of any portion of the Senior Indebtedness, to the holders of such Senior Indebtedness, or as a court of competent jurisdiction shall direct.

(d) In any proceeding with respect to any Insolvency Event, the Senior Representative is authorized to submit and enforce any claims on this Note either in the name of the Senior Representative or in the name of the Holder of this Note as the attorney-in-fact of the Holder of this Note in the event such claims have not been submitted by the Holder of this Note before 10 days prior to the date when submission of such claim is due.

(e) No Effect on Right to Convert. Subject to the provisions of Section 3(c), nothing contained in this Section 5 shall prevent the Maker, at any time, from exercising any right of conversion hereunder.

(f) Subrogation to Rights of Holders of Senior Indebtedness. Subject to the indefeasible payment in full of all Senior Indebtedness in cash or in any other form acceptable to the holders of Senior Indebtedness, the Holder of this Note shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of, premium, if any, and interest on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property or securities to which the Holder of this Note would be entitled except for the provisions of this Section 5, and no payments over pursuant to the provisions of this Section 5 to the holders of Senior Indebtedness by Holder of this Note, shall, as among the Maker, its creditors other than holders of Senior Indebtedness, and the Holder of this Note, be deemed to be a payment or distribution by the Maker to or on account of the Senior Indebtedness.

(g) Provisions Solely to Define Relative Rights. The provisions of this Section 5 are intended solely for the purpose of defining the relative rights of the Holder of this Note on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 5 or elsewhere in this Note is intended to or shall (i) impair, as among the Maker, its creditors other than holders of Senior Indebtedness and the Holder of this Note, the obligation of the Maker, which is absolute and unconditional, to pay to the Holder of this Note the principal of, premium, if any, and interest on this Note as and when the same shall become due and payable in accordance with their terms; or (ii) affect the relative rights against the Maker of the Holder of this Note and creditors of the Maker other than the holders of Senior Indebtedness; or (iii) except as provided in Section 5(m), prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 5 of the holders of Senior Indebtedness (A) upon any Insolvency Event, to receive, pursuant to and in accordance with Section 5(b), cash, property and securities otherwise payable or deliverable to such Holder, or (B) under the conditions specified in Section 5(c), to prevent any payment prohibited by such Section or enforce their rights pursuant to Section 5(c)(iv).

(h) Maker to Effectuate Subordination. Each Holder of this Note by its acceptance thereof authorizes and directs the Maker on its behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Section 5 and appoints the Maker his attorney-in-fact for any and all such purposes, including, in the event of any dissolution, winding-up, liquidation or reorganization of the Maker whether in bankruptcy, insolvency, receivership proceedings, or otherwise, the timely filing of a claim for the unpaid balance of the Indebtedness of the Maker owing to such Holder in the form required in such proceedings and the causing of such claim to be approved.

(i) No Waiver of Subordination Provisions.

i. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker, the Holders of the Note or any such holder, or by any non-compliance by the Maker or the Holder of this Note with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

ii. Without limiting the generality of subsection (i) of this Section 5(i) and notwithstanding any other provision contained herein, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Maker or the Holder of this Note, without incurring responsibility to the Holder of this Note and without impairing or releasing the subordination provided in this Section 5 or the obligations hereunder of the Holder of this Note to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and (4) exercise or refrain from exercising any rights against the Maker and any other Person.

iii. Notwithstanding anything to the contrary contained in this Note, the provisions of this Section 5 may not be amended, modified or waived without the written consent of lenders holding a majority of the outstanding indebtedness and commitments under the Senior Credit Facility.

(j) Notice to Holder. The Maker shall give prompt written notice to the Holder of this Note of any fact known to the Maker which would prohibit the making of any payment to the Holder of this Note in respect of this Note.

(k) Notice to Holders of Senior Indebtedness. If payment of this Note is accelerated because of an Event of Default (as defined below), the Maker shall promptly notify the holders of Senior Indebtedness of the acceleration thereof.

(l) Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Maker referred to in this Section 5, the Holder of this Note and the Maker shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Maker, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5, provided that the foregoing shall apply only if such court has been fully apprised of the provisions of this Section 5.

(m) Limitation on Remedies. So long as any Senior Indebtedness remains outstanding, upon the occurrence of an Event of Default, the Holder of this Note shall not declare or join in any declaration of this Note to be due and payable by reason of such Event of Default or otherwise take or cause to be taken any action against the Maker (including, without limitation, commencing any legal action against the Maker or filing or joining in the filing of any insolvency proceeding against the Maker or canceling or setting off against any obligations owed to the Holder of this Note by the Maker or otherwise exercising remedies against the Maker) unless (i) in the case of periods on or prior to the sixth anniversary of the date hereof, (x) there exists no Payment Default and (y) all Remedies Blockage Periods (as defined below) have expired or (ii) in the case of periods after the sixth anniversary of the date hereof the Holder of this Note shall give at least five business days prior written notice to the Maker and each Senior Representative of which it has notice of the date from and after which it will take any action against the Maker of the type described above. For purposes of this subparagraph (m), "Remedies Blockage Period" means, following the occurrence of a Non-Payment Default, a period commencing on the date of receipt by the Maker from a holder or Senior Representative of Designated Senior Indebtedness of written notice of the occurrence of such Non-Payment Default and continuing until the earliest of (subject to any blockage of actions of the type described above that may then or thereafter be in effect under clause (i)(x) of this subparagraph (m)) (A) 180 days having elapsed since receipt of such written notice by the Maker (provided no Payment Default shall then exist), (B) the date such Non-Payment Default and all other Non-Payment Defaults as to which notice is also given after such period is initiated shall have been cured or waived or shall have ceased to exist or the applicable Senior Indebtedness shall have been discharged or paid in full in cash or in any other form acceptable to the holders of the Senior Indebtedness, or (C) the date on which such Remedies Blockage Period (and all Non-Payment Defaults as to which notice is given after such Remedies Blockage Period is initiated) shall have been terminated by written notice to the Maker from the applicable Senior Representative, as the case may be, or from the holders of at least a majority of the applicable Designated Senior Indebtedness. Notwithstanding any other provision of this Note, in no event shall a Remedies Blockage Period extend beyond 180 days from the date of the receipt by the Maker of the notice referred to in the prior sentence of this subparagraph (m) and only one such Remedies Blockage Period may be commenced with respect to Designated Senior Indebtedness within any 360 consecutive days. No Non-Payment Default with respect to Designated Senior Indebtedness which existed or was continuing on the date of the commencement of any Remedies Blockage Period will be, or can be, made the basis for the commencement of a second Remedies Blockage Period, whether or not within a period of 360 consecutive days, unless such Non-Payment Default shall have been cured or waived for a period of not less than 90 consecutive days.

(n) Defined Terms.

As used in this Section 5, the following terms shall have the meaning ascribed below:

"Capital Lease Obligation" means any obligation of the Maker and its Subsidiaries on a consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

"Designated Senior Indebtedness" means (i) so long as the Senior Credit Facility is outstanding, indebtedness under or in respect of the Senior Credit Facility and (ii) thereafter, any other Indebtedness constituting Senior Indebtedness which, at the time of determination, has an aggregate amount of at least $10.0 million.

"Disqualified Equity Interests" means any Equity Interests that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be, required to be redeemed prior to the maturity date of the principal of this Note or are redeemable at the option of the holder thereof at any time prior to such maturity date (other than upon a change in control of or sale of assets by the Maker in circumstances where the holders of this Note would have similar rights), or are convertible into or exchangeable for debt securities at any time prior to such maturity date at the option of the holder thereof.

"Equity Interest" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including limited liability company interests and partnership interests, whether general or limited, of such Person.

"Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness contained in this Section 5 guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

"Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities or representing the deferred purchase price for any Equity Interests of such Person purchased by such Person, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and other current liabilities arising in the ordinary course of business, (iv) all net obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Disqualified Equity Interests of such Person, (ix) all obligations of such Person under agreements whereby such Person is obligated to purchase raw materials for a term of more than one year and which have unconditional minimum annual payments and any subsidiary's guaranty thereof, (x) all obligations under accounts receivable securitization agreements or arrangements, synthetic leases and similar lease financing arrangements to which such Person is a party; and (xi) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (x) above. The amount of Indebtedness of any Person at any date shall be, without duplication, the maximum amount due from time to time and the maximum determinable liability of any Guaranteed Debt referred to in clause (vii) above at such date.

"Interest Rate Agreements" means one or more of the following agreements: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and any obligations in respect of any Hedging Agreements (as defined in the Senior Credit Agreement).

"Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind (including any conditional sale or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

"Senior Indebtedness" is defined as the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) on and all other amounts and obligations under any Indebtedness of the Maker (other than as otherwise provided in this definition), whether outstanding on the date of this Note or thereafter created, incurred or assumed, and whether at any time owing, actually or contingent, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to this Note. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (i) the principal of, premium, if any, and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other obligations of every nature of the Maker from time to time owed to the lenders (or their agent) under the Senior Credit Facility including any Indebtedness under any refinancing, refunding or replacement of the Senior Credit Facility, (ii) Indebtedness of the Maker under Interest Rate Agreements, (iii) Indebtedness of the Maker (x) pursuant to capital lease, synthetic lease and similar lease financing agreements and accounts receivable securitization agreements or arrangements to which Maker is a party and (y) to subsidiaries with respect to borrowings by subsidiaries from unaffiliated financial institutions where such funds are loaned or advanced, directly or indirectly, by such subsidiaries to the Maker, and (iv) Maker's guarantee of Indebtedness or Interest Rate Agreements of any of its direct or indirect subsidiaries. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (w) any Indebtedness of the Maker to any of its subsidiaries or any of its affiliates or any of such affiliate's subsidiaries other than as provided in subclause (ix) of the definition of Indebtedness and pursuant to the agreements and arrangements described in clause (iii) above; (x) Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services, other than as provided in subclause (ix) of the definition of Indebtedness; (y) Indebtedness represented by Disqualified Equity Interests; or (z) Indebtedness evidenced by the Notes issued pursuant to the Purchase Agreement.

(o) The Holder of this Note shall not at any time accept (i) any security interest securing the Maker's obligations under this Note or (ii) any guarantee of this Note by any subsidiary of the Maker (a "Note Guarantee") unless, in the case of clause (ii), (A) the person obligated on such Note Guarantee is also obligated (either as primary obligor or as a guarantor) to pay all Senior Indebtedness (such Person's obligations, its "Senior Obligations") and (B) such Note Guarantee is subordinated to the Senior Obligations of the guarantor thereunder on terms that are substantially identical to this Section 5.

6. Pre-Payments; No Set-off. All but not less than all of the Notes may be prepaid in whole at any time without premium or penalty after the fifth anniversary hereof in an amount equal to the Accreted Value, plus any accrued and unpaid interest thereon, provided, however, that a Conversion Event shall have occurred at least 30 days prior to the date of such prepayment and the Maker shall give each Holder at least 30 days written notice prior to the date of any such prepayment. The Maker shall have no right to prepay all or any portion of this Note on or prior to the fifth anniversary hereof. All payments by the Maker under this Note shall be made without set-off, defense or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

7. Board Representation.

(a) For so long as Warburg Pincus Private Equity VIII, L.P. ("Warburg") or, if applicable, its Qualified Transferee (as defined below), owns at least $25 million in aggregate principal amount of the Notes, the Maker shall nominate and use its best efforts to have two (2) directors appointed by Warburg or, if applicable, its Qualified Transferee, elected to the Board of Directors.

(b) In the event that Warburg or, if applicable, its Qualified Transferee owns less than $25 million in aggregate principal amount of the Notes but the Notes held by Warburg or its Qualified Transferee represent greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event and the conversion of the Notes, determined without regard to the provisions of Section 4(h) or (i) unless the Conversion Price has been actually adjusted pursuant to such section), the Maker shall nominate and use its best efforts to have one (1) director appointed by Warburg or, if applicable, its Qualified Transferee elected to the Board of Directors.

(c) Each Warburg Director (as defined below) shall be duly appointed in accordance with the Maker's by-laws, Certificate of Incorporation and the General Corporation Law of Delaware. Each Warburg Director so elected shall serve for a term of one year or until his successor is duly elected and qualified. For so long as such membership does not conflict with any applicable law or regulation or listing requirement of the New York Stock Exchange, Inc., at least one such Warburg Director shall serve as a member of each of the principal committees of the Board of Directors, except for any committee formed to consider a transaction between the Maker and Warburg or, if applicable, its Qualified Transferee, or any affiliate thereof. Any vacancy in the position of a Warburg Director may be filled only by Warburg or its Qualified Transferee, as applicable. Each Warburg Director may be removed at any time, with or without cause, by Warburg or its Qualified Transferee, as applicable. Any vacancy created by such removal may be filled by Warburg or its Qualified Transferee, as applicable.

(d) "Qualified Transferee" shall mean one Person or group (as such term is used in Section 13(d) of the Securities Exchange Act of 1934) to which Warburg transfers, sells or assigns (A) at least $25 million in aggregate principal amount of the Notes with respect to Section 7(a)(i) or (B) Notes representing greater than 5% of the outstanding Common Stock (calculated on a fully diluted basis and assuming the occurrence of a Conversion Event and the conversion of the Notes, determined without regard to the provisions of Section 4(h) or (i) unless the Conversion Price has been actually adjusted pursuant to such sections) with respect to Section 7(a)(ii). Notwithstanding the foregoing, such Person or group shall only be deemed a Qualified Transferee after the fifth anniversary of the Initial Issuance Date.

(e) "Warburg Director" shall mean any director appointed pursuant to Section 7(a)(i) or (ii) above.

8. Negative Covenants. Without the prior written consent of the Holders of a majority in then Accreted Value of the Notes then outstanding, the Maker shall not, and will not permit any of its subsidiaries to: (a) change or amend the Maker's Certificate of Incorporation or Bylaws in a manner which adversely affects the rights of the holders of the Notes; (b) offer, sell or issue any Indebtedness of the Maker that is (A) convertible into or exchangeable for equity or equity linked securities of the Maker and (B) ranks in right of payment as to principal prior to the Notes; (c) repurchase or redeem or permit any of its subsidiaries to repurchase or redeem, directly or indirectly, any equity securities of the Maker (including without limitation, securities convertible into or exchangeable for equity securities or stock appreciation or similar rights) for an aggregate consideration in excess of $20 million in any calendar year, other than in connection with (A) repurchases of stock pursuant to the terms of employee benefit plans, (B) the repurchase of junior equity securities to the extent that after giving effect to such repurchase the ratio of the Maker's Indebtedness to Annualized EBITDA (in each case as of the date of such repurchase) is not greater than 2.5 to 1.0, and (C) repurchases made with the proceeds from a contemporaneous exercise of warrants issued on the respective initial issuance dates or a contemporaneous issuance of the Maker's equity securities issued after the date hereof that are junior to the Notes; (d) declare or pay any Extraordinary Dividend on the Common Stock; or (e) permit the aggregate amount of indebtedness of the Maker and its consolidated subsidiaries for borrowed money, synthetic leases and accounts receivables facilities (other than the amounts outstanding under the Notes) outstanding at the end of any quarter to exceed the sum of (x) an amount equal to the aggregate amount of such indebtedness of the Maker and its consolidated subsidiaries outstanding at December 31, 2002 and (y) $175 million. In the event the Maker at any time after the date hereof creates a holding company pursuant to which all or substantially all of the assets the Maker (including its subsidiaries) are contributed, the foregoing provisions shall apply to the Maker and to any such holding company.

9. Registration Rights. The Notes shall have registration rights as provided in Section 7.3 of the Purchase Agreement.

10. Change in Control; Procedures upon a Change in Control.

Upon a Change in Control, each Holder may, at its election:

(a) convert such Holder's Notes into Common Stock in accordance with the provisions of Section 3 hereof and receive the Change in Control Consideration upon conversion;

(b) continue to hold the Notes in any surviving entity resulting from such Change in Control (with equitable and appropriate adjustment to the conversion ratio of the Notes) or, in the case of a sale of the Maker's assets which results in a Change in Control, the entity purchasing such assets (the Conversion Price with respect to the surviving entity's common stock to be adjusted in accordance with Section 4(d) hereof, but excluding Sections 4(h) and (i) with respect to the surviving entity following the date of such Change in Control), provided, however, that the subordination provisions set forth in Section 5 hereof shall be appropriately modified to subordinate the Notes to the surviving entity's Senior Debt (substituting in the definition thereof such surviving entity for the term "Maker");

(c) within sixty (60) days after the Change in Control Date, request, in lieu of receiving the Change in Control Consideration, that the Maker repurchase such Holder's Notes for cash equal to 100% of the Accreted Value of the Notes as of the fifth anniversary hereof, plus, in the event of a Change in Control after the fifth anniversary of the date hereof, any accrued but unpaid cash interest on the Notes as of the date of repayment, in which case, the Maker shall repurchase such Notes in such amount within ten (10) business days following such Holder notice to the Maker of such election; or

(d) receive such other consideration as the Holders of a majority in then Accreted Value of the Notes then outstanding and the Maker shall agree.

11. Event of Default.

(a) The Maker agrees that: (i) upon the failure to pay when due the principal balance or any accrued interest hereunder (other than any Elected Cash Portion in lieu of accretion to the extent the Maker is prohibited from paying such Elected Cash Portion pursuant to the Senior Credit Facility); (ii) upon the failure to pay when due any Elected Cash Portion (other than any Elected Cash Portion to the extent the Maker is prohibited from paying such Elected Cash Portion pursuant to the Senior Credit Facility) and such failure shall remain unremedied for 15 days after the date written notice of such default shall have been given to the Maker by the Holder; (iii) upon the failure to comply with any covenants contained in Section 8 of this Note to be performed or observed by it and, such failure, shall remain unremedied for 30 days after the date written notice of such default shall have been given to the Maker by the Holder; (iv) if the Maker or any of its Material Subsidiaries, (1) commences any voluntary proceeding under any provision of Title 11 of the United States Code, as now or hereafter amended, or commences any other proceeding, under any law, now or hereafter in force, relating to bankruptcy, insolvency, reorganization, liquidation, or otherwise to the relief of debtors or the readjustment of indebtedness, (2) makes any assignment for the benefit of creditors or a composition or similar arrangement with such creditors, or (3) appoints a receiver, trustee or similar judicial officer or agent to take charge of or liquidate any material portion of its property or assets; (v) upon the commencement against the Maker or any of its Material Subsidiaries of any involuntary proceeding of the kind described in paragraph (iv) which is not stayed or discharged within sixty (60) days; and (vi) upon the acceleration of any Indebtedness of the Maker or any of its Material Subsidiaries for borrowed money in excess of $10,000,000 or upon the failure of the Maker to pay any such indebtedness when due; (any of (i) through (vi), an "Event of Default"); the Holder of this Note may (other than in the case of an Event of Default specified in clause (iv) and subject to Section 5(m) hereof), declare all unpaid Accreted Value plus any accrued and unpaid cash interest under this Note immediately due and payable without presentment, demand, protest or notice of any kind, and, in the case of an Event of Default specified in clause (iv), all unpaid Accreted Value plus any accrued and unpaid cash interest under this Note shall become immediately due and payable, in each case, without presentment, demand, protest or notice of any kind.

(b) Upon the occurrence and continuance of an Event of Default or any other failure to pay the Elected Cash Portion when due that does not constitute an Event of Default, the Holder shall have all the rights and remedies under the Uniform Commercial Code of the State of New York, and the applicable interest rate hereunder shall increase by 2.00% from the date of the Event of Default or failure to pay the Elected Cash Portion and continuing until such Event of Default or failure is cured or waived.

12. Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

13. Amendment. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by holders of a majority in principal amount of the Notes issued pursuant to the Purchase Agreement and the Maker expressly referring to this Note and setting forth the provision so excluded, modified or amended.

14. Costs. If action is instituted to collect on this Note, the Maker shall pay all costs and expenses, including reasonable attorney's fees, incurred in connection with such action.

15. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York and without regard to any conflicts or law concepts which would apply the substantive law of some other jurisdiction.

16. Notices. All notices hereunder shall be given in writing and shall be deemed delivered when received by the other party hereto at the address set forth in the Purchase Agreement or at such other address as may be specified by such party from time to time in accordance with the Purchase Agreement.

17. Transferability. This Note may not be transferred by the Holder except in accordance with Sections 7.1 and  7.4 of the Purchase Agreement.

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This Note shall be binding upon the successors or assigns of the Maker and shall inure to the benefit of the successors and assigns of the Holder.

WELLMAN, INC. By: /s/Keith R. Phillips Keith R. Phillips Chief Financial Officer